HemaCare Corporation

                                EXHIBIT 11

              Net Income per Common and Common Equivalent Share

                                                    Year Ended
                                                   December 31,
                                           ---------------------------
                                              2001           2000
                                           -----------    ------------
             BASIC
             -----
Weighted average common shares used
  to compute basic earnings per
  share...............................       7,533,970      7,566,800
                                           ===========    ============

                   Net income..........    $  323,000     $ 4,350,000
                                           ===========    ============

Basic net income per share.............    $     0.04     $      0.57
                                           ===========    ============

             DILUTED
             -------
Weighted average common shares used to
  compute basic earnings per share....      7,533,970      7,566,800
                                           ===========    ===========

Dilutive preferred equivalent shares..              -        464,481
Dilutive common equivalent shares
  attributable to stock options
  (based on average market price).....        723,887        703,714
Dilutive common equivalent shares
 attributable to warrants (based on
 average market price)...............          39,697         40,532
                                           -----------    -----------
Weighted average common shares and
 equivalents used to compute
 diluted earnings per share..........       8,297,554      8,775,527
                                           ===========    ===========

               Net income...........       $  323,000     $4,350,000
                                           ===========    ===========

Diluted net income per share ......        $     0.04     $     0.50
                                           ===========    ===========